Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

      We consent to the incorporation by reference in this Registration Statement of DRDGOLD Limited on Form F-4 of our report dated June 16, 2004 relating to the combined financial statements of Mineral Resources Porgera Limited and Orogen Minerals (Porgera) Limited as of and for the years ended December 31, 2002 and 2001, appearing in the Report of Foreign Issuer on Form 6-K of Durban Roodepoort Deep, Limited dated October 1, 2004 and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu — Papua New Guinea

Deloitte Touche Tohmatsu — Papua New Guinea

Johannesburg, Republic of South Africa

December 17, 2004